SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                     |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box

|_|     Preliminary Proxy Statement

|X|     Definitive Proxy Statement

|_|     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Calton, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

Check the appropriate box

|X|     No fee required

|_| Fee computed on table below per Exchange Act Rules 14(a)(6)(i)(4) and 0-11.

1)      Title of each class of securities to which transaction applies:

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2)      Aggregate number of securities to which transaction applies:

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3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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

4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

5)       Total Fee Paid:

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|_|  Fee paid previously with preliminary materials

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount previously paid:_______________________________________________

2)   Form, Schedule or Registration Statement No.__________________________

3)   Filing party:_________________________________________________________

4)   Date Filed:___________________________________________________________

                                  CALTON, INC.
                                 500 Craig Road
                        Manalapan, New Jersey 07726-8790

                      ------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 14, 1999

                       -----------------------------------

TO THE SHAREHOLDERS OF CALTON, INC.

      The Annual Meeting of the Shareholders of CALTON, INC. (the "Company") will be held on Wednesday, April 14, 1999 at the Company's offices at 500 Craig Road, Manalapan, New Jersey at 10:00 a.m., local time, for the following purposes:

      1. To elect three directors.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Holders of Common Stock of record at the close of business on March 5, 1999, are entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,


                                          MARY H. MAGEE
                                            Secretary

Manalapan, New Jersey
March 19, 1999

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU ARE UNABLE TO DO SO, PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                  CALTON, INC.

                              --------------------

                                 PROXY STATEMENT

                              --------------------

GENERAL INFORMATION

      This Proxy Statement is furnished to the holders of Calton, Inc. (the "Company" or "Calton") Common Stock, $.01 par value ("Common Stock"), in connection with the solicitation of proxies for use at the annual meeting of shareholders to be held on April 14, 1999, and at any adjournment thereof (the "meeting" or "annual meeting"), pursuant to the accompanying Notice of Annual Meeting of Shareholders. Holders of Common Stock are referred to herein collectively as the "shareholders." Forms of proxies for use at the meeting are also enclosed. The Company anticipates mailing this Proxy Statement to its shareholders on or about March 19, 1999. The executive offices of the Company are located at 500 Craig Road, Manalapan, New Jersey 07726-8790.

      Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the secretary of the meeting. Presence at the meeting does not of itself revoke the proxy; however, a vote cast at the meeting by written ballot will revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted IN FAVOR OF the election of the nominees for director named herein. Management is not aware at the date hereof of any matters to be presented at the meeting other than the election of directors. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

      Proxies for use at the meeting are being solicited by the Board of Directors of the Company. The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. It is not anticipated that any compensation will be paid for soliciting proxies, and the Company does not intend to employ specially engaged personnel of the Company or other paid solicitors in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile transmission or letter.

VOTING SECURITIES

      The voting securities entitled to vote at the meeting consist of shares of Common Stock, with each share entitling its owner to one vote on an equal basis. On March 5, 1999, the number of outstanding shares of Common Stock was 27,252,565. Only shareholders of record on the books of the Company at the close of business on March 5, 1999 will be entitled to vote at the meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the meeting. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote, is required for the election of directors. The proxy card provides space for a shareholder to withhold votes for any nominee for the Board of Directors.

      All votes will be tabulated by the inspector of election appointed at the meeting who will separately tabulate affirmative votes, negative votes, authority withheld for any nominee for director, abstentions and broker non-votes. Authority withheld will be counted toward the tabulation of the votes cast on the election of directors and will have the same effect as a negative vote. Under New Jersey law, any proxy submitted and containing an abstention or broker non-vote will not be counted as a vote cast on any matter to which it relates. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information with respect to each person who, as of March 5, 1999, is known by the Company to be the beneficial owner (as defined in Rule 13d-3 ("Rule 13d-3") of the Exchange Act) of more than five percent (5%) of the Company's Common Stock. Except as set forth in the footnotes to the table, the shareholders have sole voting and investment power over such shares:

                                                       Amount and        Percent
                                                        Nature of          of
Name of Beneficial Owner                          Beneficial Ownership    Class
------------------------                          --------------------    -----
Anthony J. Caldarone......................             6,553,805(1)        23.6%
Joyce P. Caldarone........................             6,553,805(2)        23.6%
Frederick J. Jaindl(3)....................             3,494,250           12.8%

----------

(1) Includes an aggregate of 2,281,209 shares held by Joyce P. Caldarone, Mr. Caldarone's wife, as to which shares he disclaims any beneficial interest, 500,000 shares subject to currently exercisable options granted under the Company's 1996 Equity Incentive Plan (the "1996 Option Plan") and 15,024 shares held through the Company's 401(k) Plan.

(2) Includes an aggregate of 4,272,596 shares beneficially owned by Anthony J. Caldarone, Mrs. Caldarone's husband, as to which shares she disclaims any beneficial interest.

(3) Such holder maintains an address at c/o Jaindl Farms, 3150 Coffeetown Road, Orefield, Pennsylvania 12609. Shareholdings information is based upon the Schedule 13D of such holder, as amended to January 14, 1999. The Company repurchased all of such shares from Mr. Jaindl on March 10, 1999. See "Certain Relationships and Related Party Transactions."

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth information, as of March 5, 1999, with respect to the beneficial ownership (as defined in Rule 13d-3) of the Company's Common Stock by each director and nominee for director, each of the Named Officers (as defined in the section captioned "Executive Compensation") who is currently an officer of the Company and by all directors and executive officers as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and investment power over such shares.

                                                     Amount and       Percent
                                                     Nature of           of
Name of Beneficial Owner                         Beneficial Ownership   Class
------------------------                         --------------------   -----
Anthony J. Caldarone..........................      6,553,805(1)         23.6%
J. Ernest Brophy..............................         63,834(2)         (3)
Mark N. Fessel................................         55,765(2)         (3)
Frank Cavell Smith, Jr........................         30,000(2)         (3)
Kenneth D. Hill...............................         80,000(4)         (3)
Robert E. Naughton............................             --             --
All Directors and Executive Officers as
   a Group (6 persons)(1)(2)(4) and (5).......         6,767,578         24.3%

----------
(1) Includes an aggregate of 2,281,209 shares held by Joyce P. Caldarone, Mr. Caldarone's wife, as to which shares he disclaims any beneficial interest, 500,000 shares subject to currently exercisable options granted under the 1996 Option Plan and 15,024 shares held through the Company's 401(k) Plan.

(2) Includes 30,000 shares subject to currently exercisable options granted under the 1996 Option Plan.

(3) Shares beneficially owned do not exceed 1% of the Company's outstanding Common Stock.

(4) Includes 40,000 shares held by Mr. Hill's spouse, as to which shares he disclaims beneficial interest.

(5) Includes 51,600 shares subject to currently exercisable options held by an officer of the Company and 12,574 shares held by such officer through the Company's 401(k) Plan.

                              ELECTION OF DIRECTORS

      The Company's by-laws provide that the Board of Directors shall consist of not fewer than three nor more than fifteen members. The Board of Directors is divided into four classes, with each class to hold office for a term of four years and the term of office of one class to expire each year. In March 1999, the Board increased the number of directors from four to six. As a result, three directors will be elected at the 1999 annual meeting. The term of Mark N. Fessel will expire at the 1999 annual meeting. Mr. Fessel has been nominated to stand for reelection at the meeting to hold office until the 2003 annual meeting. The Company's Certificate of Incorporation provides that additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible. Accordingly, Kenneth D. Hill has been nominated for election to the class of directors whose term expires at the 2002 annual meeting and Robert E. Naughton has been nominated for election to the class of directors whose term expires at the 2001 annual.

      It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election as directors of the three nominees named hereinafter. If any of the nominees should be unable to serve, the proxies will be voted for the election of a substitute nominee, if any, designated by the Board of Directors. The Company is not aware of any reason why any of the nominees, if elected, would be unable to serve as a director.

      Set forth below is certain biographical information with respect to the nominees for election to the Board and the directors whose terms of office will continue after the 1999 annual meeting.

Nominee for Election for a Four-Year Term Expiring at the 2003 Annual Meeting.

      MARK N. FESSEL. Mr. Fessel, age 41, has served as a Director of Calton since May 1993. Since 1985, Mr. Fessel has owned and operated a real estate company and has acted as principal in numerous commercial and residential real estate developments throughout the northeast. In 1984, Mr. Fessel served as the Vice President of Acquisitions of the Meredith Organization, a nationally recognized real estate developer.

Nominee for Election for a Three-Year Term Expiring at the 2002 Annual Meeting.

      KENNETH D. HILL. Mr. Hill, age 57, is currently Chairman and Chief Executive Officer of iAW, Inc., a privately held Internet development company. Since 1975, he has founded and managed computer related companies, including NASTEC Corporation, a developer of computer-aided software engineering development tools, from 1982 until its acquisition in 1987, and Multiple Technologies Corporation, a consulting and application development company, from 1975 to 1982. From January 1994 through February 1996, he was employed as a consultant by KDH Enterprises, Inc. From March 1997 through April 1998, Mr. Hill served as President and Chief Executive Officer of DataTell Solutions, Inc., a regional systems integration company that filed for federal bankruptcy protection in May 1998. He served as President and Chief Executive Officer of National AmeriServe, Inc., an internet business solutions provider, from May 1998 through October 1998.

Nominee for Election for a Two-Year Term Expiring at the 2001 Annual Meeting.

      ROBERT E. NAUGHTON. Mr. Naughton, age 61, has served as President and CEO of SIG, Inc. since its founding in 1990. SIG, Inc. is an information technology consulting firm specializing in network design and management, technology transition, business profit improvement, project management, E business and staff augmentation. Prior to 1990, Mr. Naughton held management positions with AGS Information Services, Compuware and SPR Corporation. He has 23 years of experience in the information technology industry, including sales, marketing, recruiting and P&L management.

Director Continuing in Office until 2000 Annual Meeting.

      FRANK CAVELL SMITH, Jr. Mr. Smith, age 52, has served as a Director of Calton since May 1993. Since 1990, Mr. Smith has been associated with the MEG Companies as a Senior Consultant responsible for corporate real estate consulting activities. From 1977 to 1990, Mr. Smith served as a Real Estate Consultant and Real Estate Development Manager for The Spaulding Co., Inc. Mr. Smith also is an adjunct faculty member at Boston University and a member of the Board of Trustees of Shelter, Inc.

Director Continuing in Office until 2001 Annual Meeting.

      ANTHONY J. CALDARONE. Mr. Caldarone, age 61, was reappointed as Chairman, President, Chief Executive Officer and a Director of Calton in November 1995, having previously served in such capacities from the inception of the Company in 1981 through May 1993. From June 1993 through October 1995, Mr. Caldarone served as a Director of the Company.

Director Continuing in Office until 2002 Annual Meeting.

      J. ERNEST BROPHY. Mr. Brophy, age 73, a self-employed attorney and Certified Public Accountant specializing in tax consultation to clients engaged in the construction business, was reappointed as a Director of Calton in November 1995, having served in such capacity from March 1983 through November 1985 and from April 1986 until through May 1993. From 1992 through March 1996, Mr. Brophy served as Chief Financial Officer and a director of Hurdy-Gurdy International, Inc., a company that marketed sorbet products.

MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

      During the fiscal year ended November 30, 1998, the Board of Directors held seven meetings. During fiscal 1998, each member of the Company's current Board of Directors attended at least 75% of the meetings of the Board of Directors and all of the meetings of the committees on which he served. See the section captioned "Directors' Compensation" for a discussion of fees paid by the Company to its directors for their services.

      During fiscal 1998, the Board of Directors had two standing committees: the Audit Committee and the Compensation Committee.

      The Audit Committee currently consists of Mr. Brophy and Mr. Smith. The functions performed by the Audit Committee are, among other things, to recommend to the Board of Directors the auditors to be engaged as the Company's independent public accountants, to review the proposed plan and scope for the annual audit and the results of such audit when completed, to review the services rendered by the auditors and the fees charged for such services, to determine the effect, if any, on the independent public accountants' independence of the performance of any non-audit services and to review the plan, scope and results of the Company's internal audit operations. During fiscal 1998, the Audit Committee held two meetings.

      Messrs. Fessel and Smith are members of the Compensation Committee. The Compensation Committee reviews and approves compensation for executive employees of the Company on a periodic basis, subject to approval of the Board, and administers the Company's Incentive Compensation Plan, the 1996 Option Plan and the Amended and Restated 1993 Non-Qualified Stock Option Plan (the "1993 Option Plan" and collectively with the 1996 Option Plan, the "Option Plans"). During fiscal 1998, the Compensation Committee held one meeting and acted by unanimous written consent on one occasion.

                             EXECUTIVE COMPENSATION

      The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended November 30, 1998, 1997 and 1996, of the Chief Executive Officer of the Company in fiscal 1998 and the other executive officers of the Company who earned salary and bonuses in fiscal 1998 in excess of $100,000 (collectively, the "Named Officers"):

                                                                                            Long Term
                                                   Annual Compensation Awards              Compensation
                                              ------------------------------------      -----------------
                                                                                             Awards
                                                                                        -----------------
                                                                                           Securities          All Other
       Name and                                                         Other Annual       Underlying         Compensation
   Principal Position(1)        Year      Salary($)     Bonus($)(2)     Compensation        Options          ($)(3)(4)(5)
   ---------------------        ----      ---------     -----------     ------------        -------          ------------
Anthony J. Caldarone            1998       $275,000     $350,000      $    ---            600,000(6)          $17,855 (7)
   Chairman, Chief              1997        250,000       52,000           ---                  ---           $16,726
   Executive Officer            1996        250,000       20,000       57,532  (8)              ---               475
   & President

Bradley A. Little (9)           1998        158,000      225,000           ---                  ---            $9,816
   Senior Vice President-       1997        148,333       45,000           ---            215,000(10)           9,636
   Finance & Treasurer          1996        140,000       15,000           ---              25,000              7,586

Robert A. Fourniadis (9)        1998        129,500      150,000           ---                  ---            $9,016
   Senior Vice President-       1997        125,416       25,000           ---            185,000(11)           8,147
   Legal & Secretary            1996        122,500       10,000           ---              10,000              7,014

---------------
(1) Each of the individuals named in the above table served as an officer of the Company's wholly owned subsidiary, Calton Homes, Inc. ("Calton Homes"), during the three years ended November 30, 1998. All cash compensation included in the above table was paid or accrued by Calton Homes. The Company sold all of the outstanding capital stock of Calton Homes on December 31, 1998.

(2) Represents amounts accrued in fiscal 1998, 1997 and 1996 and paid in the subsequent fiscal year to the Named Officers (a) pursuant to the Company's Incentive Compensation Plan (the "Incentive Plan") and (b) as bonus compensation in connection with the sale of Calton Homes. The Incentive Plan provides for an incentive compensation pool equal to ten percent (10%) of the Company's annual pre-tax income, subject to certain adjustments to pre-tax income that may be made by the Compensation Committee to remove the effect of events or transactions not in the ordinary course of the Company's operations. No such adjustments were made for fiscal 1996, 1997 or 1998, and the incentive compensation pools for such years were $120,000 in fiscal 1996, $270,000 in fiscal 1997 and $750,000 in fiscal 1998. Officers and key operations and senior corporate management employees (the "Eligible Employees") of the Company and its subsidiaries are eligible for participation in the Incentive Plan. In addition, a portion of the incentive compensation pool established under the Incentive Plan may be used for bonuses to full time employees who do not otherwise have an opportunity to obtain a specified level of commissions or bonuses. The Eligible Employees are determined each fiscal year by the Compensation Committee based on the recommendations of the President and Chief Executive Officer of the Company. An Eligible Employee may not receive a distribution from the incentive compensation pool for any fiscal year that exceeds the lesser of twenty percent (20%) of the available incentive compensation pool or one hundred percent (100%) of the Eligible Employee's base salary for such fiscal year, unless otherwise provided in the Eligible Employee's employment agreement with the Company. The Compensation Committee ultimately determines the percentage, if any, of the incentive compensation pool for a fiscal year to be awarded to an Eligible Employee. The amounts awarded under the Incentive Plan to the Named Officers for fiscal 1998 were as follows: Mr. Caldarone - $190,000; Mr. Little - $90,000 and Mr. Fourniadis - $80,000. A total of $500,000 of bonuses was awarded by the Compensation Committee as bonuses as a result of the sale of Calton Homes. Of this amount, $160,000 was awarded to Mr. Caldarone, $135,000 was awarded to Mr. Little and $70,000 was awarded to Mr. Fourniadis.

(3) Includes amounts contributed by the Company under its 401(k) Plan (the "401(k) Plan"). All full-time employees who had completed more than one year of service with the Company were eligible to participate in the 401(k) Plan which allowed eligible employees to save up to 18% of their pre-tax compensation (subject to a maximum amount per year established annually pursuant to the Internal Revenue Code of 1986, as amended) through a payroll deduction. Subject to the discretion of its Board of Directors, the Company could make matching contributions to the 401(k) Plan in the form of cash or Common Stock. The Company's matching contribution for fiscal 1998 was made in Common Stock. Amounts contributed by the Company to the accounts of the Named Officers for fiscal 1998 (including the dollar value of contributions made in the form of Common Stock) were as follows: Mr. Caldarone - $2,000; Mr. Little - $2,000; and Mr. Fourniadis - $2,000. The Company is in the process of terminating the 401(k) Plan as a result of the sale of Calton Homes.

(4) Includes automobile allowances in fiscal 1998 as follows: Mr. Caldarone - $6,600; Mr. Little - $6,000; and Mr. Fourniadis - $6,000.

(5) Includes cost of premiums paid by the Company under a program which provides officers of the Company with additional life insurance (supplementing the coverage available under the Company's group life insurance plan) as follows: Mr. Caldarone - $8,005; Mr. Little - $1,816; and Mr. Fourniadis - $1,066.

(6) Represents shares underlying options granted in January 1999 for services rendered in fiscal 1998.

(7) Includes $1,250 paid to Mr. Caldarone in connection with his election not to participate in the Company's group health insurance plan.

(8) Includes (i) automobile allowance of $8,040, (ii) $45,000 paid for relocation expenses and (iii) $1,042 paid to Mr. Caldarone in connection with his election not to participate in the Company's group health insurance plan.

(9) As a result of the sale of Calton Homes, this individual ceased to be an officer of the Company on December 31, 1998.

(10) Represents 30,000 shares underlying options granted in January 1998 for services rendered in fiscal 1997 and 185,000 shares underlying options granted in respect of prior fiscal years which were repriced in 1997.

(11) Represents 15,000 shares underlying options granted in January 1998 for services rendered in fiscal 1997 and 170,000 shares underlying options granted in respect of prior fiscal years which were repriced in 1997.

DIRECTORS' COMPENSATION

      Members of the Board of Directors who are not full time employees of Calton were each entitled in fiscal 1998 to annual compensation of $20,000 for service as a director. Calton paid or accrued a total of $66,000 in director fees to members of the Board of Directors during fiscal year 1998 ($18,250 of which was paid in the form of Common Stock pursuant to elections permitted under the 1996 Option Plan). Directors are reimbursed for travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are not full time employees are paid a participation fee of $1,000 for each committee meeting attended. In addition, under the terms of the 1996 Option Plan, each non-employee director is awarded options to purchase 10,000 shares of the Company's Common Stock each time such director is elected or re-elected to the Board of Directors and each time that an annual meeting of shareholders is held during the term of such director. In order to receive the award, an incumbent non-employee director must have attended 75% of all Board meetings and 75% of all meetings of Board committees of which the director is a member during the prior 12 months. Options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $0.625 per share (the fair market value of the Common Stock on the date of grant) were granted to non-employee directors pursuant to the 1996 Option Plan in fiscal 1998.

EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

      Effective November 21, 1995, the Company entered into an Employment Agreement (the "Employment Agreement") with Anthony J. Caldarone, Chairman, President and Chief Executive Officer of the Company. The term of the Employment Agreement will end on November 30, 1999. Pursuant to the Employment Agreement, Mr. Caldarone will receive a minimum annual salary of $250,000 ("Base Compensation") which may be increased by the Board or a committee thereof. In January 1998, the Compensation Committee fixed Mr. Caldarone's annual salary at $275,000. Mr. Caldarone is entitled to participate in any bonus compensation or benefit plan or arrangement provided by the Company to its employees or senior level executives, including the Company's Incentive Plan. Under the Employment Agreement, Mr. Caldarone may be awarded up to thirty percent (30%) of the Incentive Plan's designated incentive compensation for any fiscal year and, subject to such limitation, is entitled to not less than one-half of the average percentage that all awards to other Eligible Participants are of the respective Eligible Participants' base salary for the relevant fiscal year. Mr. Caldarone is entitled to be reimbursed by the Company for certain automobile expenses and was granted options to purchase 500,000 shares of Common Stock under the 1996 Option Plan pursuant to the Employment Agreement.

      If the Employment Agreement is terminated by reason of Mr. Caldarone's death, the Company is obliged to reimburse Mr. Caldarone's designated beneficiaries the cost of COBRA benefits, other than long-term disability coverage, for a period of 18 months following the date of death. If the Employment Agreement is terminated by reason of Mr. Caldarone's disability, Mr. Caldarone will be entitled to receive a lump sum cash payment equal to one year's Base Compensation (the "Severance Compensation") from the Company as well as the cost of COBRA benefits, other than long-term disability, for him and his family for a period of 18 months following the date of termination, and continue to participate in any group life insurance or supplemental life insurance program of the Company then in effect for a period of 18 months following the date of termination (collectively, the "Severance Benefits"). The Company may terminate the Employment Agreement for just cause in the event Mr. Caldarone is convicted of a felony in connection with his duties as an officer of the Company, if the commission of such felony resulted in a personal financial benefit to Mr. Caldarone. Upon termination for just cause by the Company, Mr. Caldarone is not entitled to receive any Severance Compensation or Severance Benefits. If the Company terminates the Employment Agreement without just cause, Mr. Caldarone is entitled to the Severance Compensation and Severance Benefits. If the Company terminates the Employment Agreement by issuing a notice of non-extension, Mr. Caldarone is entitled to receive a lump sum cash payment equal to one year's Base Compensation as well as the Severance Benefits. Mr. Caldarone may terminate the Employment Agreement for just cause and receive Severance Compensation and Severance Benefits, if (i) the Board fails to re-elect him as each of Chairman, President and Chief Executive Officer of the Company, (ii) the Board significantly reduces the nature and scope of his authorities, powers, duties and functions, (iii) the Company breaches any material covenant of the Employment Agreement or (iv) the Company consents to Mr. Caldarone's retirement. If Mr. Caldarone terminates the Employment Agreement without just cause or by issuing a notice of non-extension, he is not entitled to the Severance Compensation or Severance Benefits. After the date of termination of Mr. Caldarone's employment for any of the reasons specified herein and in the Employment Agreement, Mr. Caldarone will not receive any further salary payments under the Employment Agreement.

      For the term of the Employment Agreement and for a period of twelve (12) months following termination of Mr. Caldarone's employment, other than for just cause by the Company or without just cause by Mr. Caldarone, Mr. Caldarone is restricted from competing with the Company in certain regions in which the Company is actively engaged in business.

OPTION GRANTS

         Shown below is further information with respect to grants of stock options in fiscal 1998 to the Named Officers by the Company which are reflected in the Summary Compensation Table set forth under the caption "Executive Compensation."

                                                      Individual Grants
                                  -----------------------------------------------------------
                                                                                                    Potential Realizable
                                                                                                  Value at Assumed Annual
                                   Number of       Percent of                                       Rates of Stock Price
                                  Securities      Total Options                                   Appreciation for Option
                                  Underlying       Granted to      Exercise or                              Term
                                    Options       Employees in      Base Price     Expiration    --------------------------
             Name                 Granted (#)      Fiscal Year        ($/Sh)          Date           5% ($)         10%
             ----                 -----------      -----------        ------          ----           ------         ---
Anthony J. Caldarone........       600,000(1)          94.4%           $1.22        1/27/2009     $460,355     $1,166,588

----------
(1) Represents shares of Common Stock underlying options granted in January 1999 for services rendered in fiscal 1998. These options are exercisable cumulatively in three equal annual installments commencing on the first anniversary of the date of grant.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         Shown below is information with respect to the value of unexercised options to purchase the Company's Common Stock held by the Named Officers at November 30, 1998.

                                                          Number of Securities                 Value of Unexercised
                                                          Underlying Unexercised                    In-The-Money
                                                        Options Held At FY-End (#)            Options At FY-End ($)(1)
                                                    ---------------------------------    --------------------------------
                       Name                         Exercisable         Unexercisable    Exercisable        Unexercisable
                       ----                         -----------         -------------    -----------        -------------
Anthony J. Caldarone...........................       500,000                  --           $359,375                 --
Bradley A. Little .............................       186,667              53,333(2)         123,425            $32,913
Robert A. Fourniadis...........................       180,667              29,333(2)         119,510             18,602

----------
(1) Represents market value of shares covered by in-the-money options on November 30, 1998. The closing price of the Common Stock on such date was $1-1/16. Options are in-the-money if the market value of shares covered thereby is greater than the option exercise price.

(2) All of such options became exercisable on January 1, 1999 as a result of the sale of Calton Homes.

CORPORATE PERFORMANCE

         Set forth below is a performance graph which compares the percentage change in the cumulative total shareholder return on the Common Stock of the Company for the period from

December 1, 1993 to November 30, 1998, with the cumulative total return on the American Stock Exchange Market Value Index and a peer group index(1) over the same period (assuming the investment of $100 in the Company's Common Stock, the American Stock Exchange Market Value Index and the peer group indices on December 1, 1993 and that all dividends were reinvested).

                    [GRAPHICAL REPRENSENTATION OF DATA BELOW]

                                            ------------------------------FISCAL YEAR ENDING-----------------------------
COMPANY/INDEX/MARKET                        11/30/1993   11/30/1994   11/30/1995    11/29/1996   11/28/1997    11/30/1998
Calton Inc                                  100.00         41.67        19.44        13.89          19.44          47.22

Peer Group                                  100.00         50.84        84.50        89.56         104.68          107.96

AMEX Market Index                           100.00         95.18       119.60       129.01         147.37          145.59

--------
(1) The peer group (the "Peer Group") selected by the Company is comprised, for the most part, of companies in the homebuilding industry that were of the same or similar size as the Company in fiscal 1998 and competed in some or all of the same markets as the Company in recent years. The homebuilding companies in the Peer Group are: Hovnanian Enterprises, Inc., Toll Brothers, Inc., Oriole Homes Corp., Washington Homes, Inc. FPA Corp. and Sundance Homes, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee (the "Compensation Committee" or "Committee") currently consists of Mark N. Fessel and Frank Cavell Smith, Jr. No such person was an officer or employee of the Company during fiscal 1998 or was formerly an officer of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

      The Compensation Committee is currently comprised of independent, non-employee directors. It is charged with the responsibility of reviewing and approving the compensation of the Company's officers and administration of the Company's Incentive Plan, the Option Plans and severance policy for the Company's senior executives.

      The Committee has determined that the Company's policies for compensation, including base compensation, incentive compensation and benefits, should be guided by the marketplace. In recent years, noting the cyclical nature of the homebuilding industry and the importance of controlling fixed costs, the Committee has determined that the blend of base salary and incentive compensation offered to the Company's executive officers should emphasize performance based incentive compensation over base salary compensation. To accomplish the Committee's compensation objectives for the Company and to attract, motivate and retain key executives for the management and long term success of the Company, the Company has developed compensation programs which provide executive officers a base salary and the opportunity to earn additional compensation based on the profits and overall success of the Company. Compensation programs include salary and incentive plans.

      The Company's executive compensation programs have three principal components: base salary, incentive compensation awards and stock option grants. Factors considered when determining the base salary for an officer of the Company include the position of the officer, the amount of responsibility associated with such position, past performance of such responsibilities, dedication to the pursuit of achieving individual and Company goals and the overall results of the Company. The Committee believes that the base salaries of the Company's executive officers are generally below or similar to the amounts paid to comparable officers at other companies of the same or similar size and in the business historically conducted by the Company, including, for the most part, the companies contained in the peer group selected by the Company in preparation of the performance graph presented herein, and, therefore, incentive compensation in the form of awards under the Incentive Plan and stock option grants are key components of the total compensation paid or awarded to officers of the Company. The type and amount of incentive compensation is a function of the performance of both Company and individual participants in the particular plan. For example, the Company's Incentive Plan is a cash based plan directly linked to the Company's financial performance while the Option Plans provide a method whereby the officers can share in the long-term growth and success of the Company. The Committee believes these components collectively provide an appropriate relationship between an executive's compensation and the Company's financial performance.

      The Compensation Committee reviews the performance of the Chief Executive Officer and other officers of the Company annually. The Compensation Committee makes recommendations to the Board with respect to salaries and determines awards to be made under the Incentive Plan. The Compensation Committee also determines recipients of, and the number of shares to be covered by, options granted under the Option Plans to all employees, including officers. Incentive compensation and stock option grants for executive officers are determined by evaluating the performance of the individuals reviewed, their contributions to the performance of the Company, their responsibilities, experience and potential, their period of service at current salary and compensation practices for comparable positions at other companies. Financial results, nonfinancial measures and the Chief Executive Officer's evaluation of other executive officers are considered.

      In November 1995, the Board of Directors appointed Anthony J. Caldarone as Chairman, President and Chief Executive Officer of the Company. Mr. Caldarone had previously served in such capacity from the inception of the Company in 1981 through May 1993. In connection with the appointment of Mr. Caldarone as Chairman, President and Chief Executive Officer, the Board approved an employment agreement between the Company and Mr. Caldarone which provides for a minimum base salary of $250,000 per year and pursuant to which, options to purchase 500,000 shares of Calton Common Stock at a price of $.34375 per share (110% of the trading price of the Common Stock on the date of grant) were granted to Mr. Caldarone under the 1996 Option Plan. In approving the employment agreement and the compensation payable thereunder, the Board considered the compensation paid to chief executive officers of similarly situated companies, as well as Mr. Caldarone's qualifications and prior experience in serving in such capacity. See "Employment Agreement with Chief Executive Officer" for a more detailed description of the terms of the employment agreement between the Company and Mr. Caldarone. In January 1999, the Committee reviewed Mr. Caldarone's compensation, considering the significant improvements in performance that had been achieved in fiscal 1998, the performance of the Company in fiscal 1998 as compared to its competitors and the fact that Mr. Caldarone had not received any stock option grants and only one increase in salary (which increased his annual base salary to $275,000) since his return to the Company in 1995. Based upon this information, the Committee granted Mr. Caldarone options to purchase 600,000 shares of Common Stock at an exercise price of $1.22 per share (the fair market value on the date of the grant) and awarded Mr. Caldarone 25.3% of the incentive compensation awarded to participants in the Incentive Plan, which amounted to $190,000. The total amount of incentive compensation available for participants in the Incentive Plan for fiscal 1998 was $750,000. In addition, in view of the key role played by Mr. Caldarone in the negotiation and consummation of the sale of Calton Homes (the "Sale Transaction"), the Committee awarded Mr. Caldarone $160,000 (32%) of the $500,000 bonus pool awarded to officers and key operations and senior corporate management employees as a result of the consummation of the Sale Transaction which the Company estimates will result in a pretax gain of approximately $8.8 million in the first quarter of fiscal 1999.

      In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to add Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance based compensation that has been approved by shareholders is not subject to the deduction limit. The Company believes that compensation paid to its officers under all of its compensation plans, except the Incentive Plan, will qualify as performance based compensation, and will therefore be exempt from the $1,000,000 deduction limit.

         COMPENSATION COMMITTEE:

         Mark N. Fessel
         Frank Cavell Smith, Jr.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In December 1998, the Company repurchased 886,000 shares of Common Stock from Apollo Homes Partners, L.P. ("Apollo") for an aggregate purchase price of $996,750 ($1.125 per share). Contemporaneous with this transaction, Apollo sold 886,000 shares of Common Stock to Anthony J. Caldarone, the Chairman, President and Chief Executive Officer of the Company, and 886,000 shares of Common Stock to Joyce P. Caldarone, Mr. Caldarone's wife, at a price of $1,125 per share. Prior to these transactions, Apollo owned approximately 10% of the Company's outstanding Common Stock.

      On March 10, 1999, the Company repurchased an aggregate of 3,950,000 shares of Common Stock from Frederick Jaindl, his son, Mark Jaindl, and certain of their affiliates. The shares repurchased represented approximately 14.5% of the Company's outstanding Common Stock prior to the transaction. After taking into account $332,645 of profits disgorged by Messrs. Jaindl to the Company under the short-swing profit rules of the Securities and Exchange Commission, the aggregate amount paid by the Company for the stock was $5,333,377 ($1.35 per share).

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its executive officers, directors and greater than ten percent shareholders complied with all filing requirements applicable to them with respect to events or transactions during fiscal 1998, except that the Forms 5 required to be filed by each of Bradley A. Little (to report acquisitions of Common Stock under the 401(k) Plan and one grant of options under the 1996 Option Plan), Robert A. Fourniadis (to report acquisitions of Common Stock under the 401(k) Plan and one grant of options under the 1996 Option Plan), Anthony J. Caldarone (to report acquisitions of Common Stock under the 401(k) Plan), Mark N. Fessel (to report four acquisitions of Common Stock and one grant of options under the 1996 Option Plan), J. Ernest Brophy (to report two acquisitions of Common Stock and one grant of options under the 1996 Option Plan) and Frank C. Smith (to report one grant of options under the 1996 Option Plan) in January 1999 were filed late.

                                  ANNUAL REPORT

      The annual report to shareholders for the fiscal year ended November 30, 1998 accompanies this Proxy Statement. PricewaterhouseCoopers L.L.P. ("PricewaterhouseCoopers") has audited the financial statements of the Company for the three fiscal years ended November 30, 1998, which financial statements are contained in the annual report to shareholders. Such annual report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      Selection of the independent public accountants for the Company is made by the Board of Directors. On November 17, 1998, the Company's Board of Directors approved the engagement of PricewaterhouseCoopers to serve as the Company's independent public accountants for fiscal 1998. PricewaterhouseCoopers has served as the Company's auditors since 1988. The Board of Directors has not yet met to select the Company's independent public accountants for the current fiscal year.

      As previously stated under the caption "Election of Directors," the Company's Board of Directors has an Audit Committee consisting of outside directors, and the present members of the committee are Mr. Brophy and Mr. Smith.

      A representative of PricewaterhouseCoopers will be present at the meeting and will have an opportunity to make a statement if the representative desires to do so. Said representative will also be available to respond to appropriate questions from shareholders of the Company.

                              SHAREHOLDER PROPOSALS

      Shareholder proposals for presentation at the Company's next annual meeting must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than November 19, 1999. The Company's by-laws contain certain procedures which must be followed in connection with shareholder proposals.

      THE MANAGEMENT OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS.

      THE COMPANY SUBMITS TO THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. COPIES OF THE REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST RECEIVED FROM ANY HOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF COMMON STOCK OF THE COMPANY. REQUESTS SHOULD BE DIRECTED TO SHAREHOLDER RELATIONS, CALTON, INC., 500 CRAIG ROAD, MANALAPAN, NEW JERSEY 07726-8790.

      ALL SHAREHOLDERS ARE URGED TO MARK, SIGN, DATE AND SEND IN THEIR PROXIES IN THE ENCLOSED ENVELOPE WITHOUT DELAY TO FIRST CITY TRANSFER COMPANY, P.O. BOX 170, ISELIN, NEW JERSEY 08830. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                  MARY H. MAGEE
                                  Secretary

March 19, 1999

                                  CALTON, INC.

      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 14, 1999

                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF CALTON, INC.

PROXY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Anthony J. Caldarone and David J. Coppola and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock of CALTON, INC., standing in the name of the undersigned at the close of business on March 5, 1999, at the annual meeting of shareholders to be held at the Company's offices at 500 Craig Road, Manalapan, New Jersey and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side hereof. Said proxies are authorized to vote in their discretion upon any other matters which may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED, AND IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE OF THIS CARD.

                                  COMMON STOCK                      -----------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    -----------

                 (This proxy is continued from the reverse side)

                                               |X| PLEASE MARK YOUR     |
                                                   VOTES AS IN THIS     | 9334
                                                   EXAMPLE.             |



                                    FOR all nominees
                                   (except as provided       WITHHOLD
                                   to the contrary         AUTHORITY to
                                       below)           vote for all nominees

Election of Mark N. Fessel,             |_|                     |_|
Kenneth D. Hill, and
Robert E. Naughton, as
Directors.

                                            Instruction: to withhold authority
                                            to vote for any individual nominee,
                                            write nominee(s) name here:

                                            ----------------------------------


                                            | PLEASE MARK, SIGN, DATE AND RETURN
                                            | THE PROXY CARD PROMPTLY USING THE
                                            | ENCLOSED ENVELOPE.

Signature(s) of Shareholder(s)___________________________________________Dated
            , 1999
      (Joint Owners must each sign. Please sign exactly as your name(s) appear(s) on the card. When signing as attorney, trustee, executor, and administrator, guardian or corporate officer, please give your full title.)